Evolus Announces Early Resubmission to the FDA of its Biologics License Application for DWP-450

BLA Resubmission to be Formally Filed Today

Commercial Launch Planned for Spring 2019

Irvine, Calif., August 2, 2018 - Evolus, Inc. (NASDAQ: EOLS), a company dedicated to aesthetic medicine, announced that today it is resubmitting its Biologics License Application (“BLA”) for its lead product candidate, DWP-450 (prabotulinumtoxinA), to the U.S Food and Drug Administration (“FDA”).

The resubmission follows the receipt of a Complete Response Letter (“CRL”) from the FDA in May 2018 which necessitated the submission of additional data to the FDA for the completion of review of Evolus’ BLA. Deficiencies cited by the FDA in the CRL were isolated to items related to Chemistry, Manufacturing, and Controls (“CMC”) processes. No deficiencies were related to clinical, non-clinical or safety matters.

David Moatazedi, President and Chief Executive Officer of Evolus, commented, “Today we are resubmitting our BLA well ahead of our guided timeline and less than 90 days since receiving our CRL. We believe this submission gives us a line of sight to the anticipated approval and subsequent commercialization of DWP-450.”

Mr. Moatazedi continued, “We look forward to receiving notice next month of the FDA’s acceptance of our resubmission and the assignment of a new FDA action date. We are working towards the planned commercial launch of DWP-450 in spring 2019 as we further accelerate the build out of our sales and marketing team and finalize our go-to-market strategy.”

About Evolus, Inc.

Evolus is a company dedicated to aesthetic medicine focused on providing physicians and their patients with expanded choices in aesthetic treatments and procedures. Evolus’ lead candidate DWP-450, also known by the chemical name prabotulinumtoxinA, is a 900 kDa purified botulinum toxin type A complex that is being evaluated for the treatment of moderate to severe glabellar lines in adult patients.

Forward-Looking Statements

Statements made in this press release that relate to future plans, events, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expect,” “believes,” “strategy,” “opportunity,” “anticipates,” “outlook,” “designed,” and similar words. While these forward-looking statements are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in Evolus’ periodic filings with the Securities and Exchange Commission, including factors described in the section entitled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2017; its Quarterly Report on Form 10-Q for the Quarter ended March 31, 2018; and its final prospectus for its offering, as filed with the Securities and Exchange Commission on March 29, 2018, May 10, 2018 and July 20, 2018, respectively, all of which are available online at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Evolus undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Evolus Contacts:

Investor Contact:
Brian Johnston, The Ruth Group
Tel: +1 646-536-7028
Email: IR@Evolus.com

Media:
Kirsten Thomas, The Ruth Group
Tel: +1-508-280-6592
Email: kthomas@theruthgroup.com